Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-292686), Form S-1 (File Nos. 333-286662 and 333-284569) and Form S-8 (File No. 333-282391), of our report dated March 31, 2026, (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Kairos Pharma, Ltd.’s ability to continue as a going concern) relating to the financial statements of Kairos Pharma, Ltd. as of December 31, 2025 and for the year then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Weinberg & Company, P.A.

Los Angeles, California

March 31, 2026